COLLECTION SERVICES AGREEMENT


          This Collection Services Agreement (the "Agreement"), dated as of October 5, 1999, is entered into by and among Utopia Marketing, Inc., a Florida corporation ("Utopia"), Sumitomo Corporation of America, a New York corporation ("SCOA"), and Ipanema Shoe Corporation, a New York corporation ("Ipanema").

          WHEREAS, pursuant to an Asset Purchase Agreement dated as of the date hereof among Utopia, Ipanema and SCOA (the "Asset Purchase Agreement"), Utopia is purchasing certain assets of Ipanema as specified in the Asset Purchase Agreement, and Ipanema is retaining its other assets, including without limitation the Back Orders, Inventory and Receivables and the Retained Liabilities;

          WHEREAS, as a material inducement for each party hereto to enter into the Asset Purchase Agreement, Ipanema and SCOA desire that Ipanema grant to Utopia, and Utopia desires to assume, the exclusive right and responsibility, acting as Ipanema's agent, to manage the process of collecting amounts payable to Ipanema under the Receivables, on the terms and subject to the conditions set forth herein; and

          WHEREAS, all capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Asset Purchase Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Services Provided. Subject to the terms and conditions set forth in this Agreement, Ipanema hereby retains and appoints Utopia as its exclusive agent for the purpose of managing the process of collecting amounts payable to Ipanema in respect of any and all Receivables. Commencing on the date hereof and during the term of this Agreement, Utopia, at no cost or expense to Ipanema or SCOA (other than as provided in this Agreement), shall provide such collection management and other services as may be commercially reasonable to maximize the collection of Receivables on behalf of Ipanema (individually, a "Service", and collectively, the "Services"). Utopia shall maintain adequate sources of funding to support its operations and perform the Services with no less commitment with respect to resources and quality than it would in engaging in the Services for its own account, and in any event shall perform the Services in good faith and in a commercially reasonable manner in accordance with the terms of this Agreement. Ipanema and SCOA recognize and agree that, during the term of this Agreement and subject to the terms and conditions hereof, Utopia shall have the exclusive right (to the exclusion of Ipanema and SCOA) and responsibility to manage the process of collecting amounts payable to Ipanema in respect of any and all Receivables, provided that each party hereto also recognizes that it will be necessary for Utopia to receive the assistance of Ipanema personnel who effectively may be performing certain of the Services on a day-to-day basis until October 31, 1999. Notwithstanding the foregoing, each party hereto further understands that all rights and responsibilities with respect to ultimate decision making with respect to the collection management of all Receivables will be retained by Utopia exclusively, subject to the rights of Ipanema and SCOA hereunder in respect of outsourcing/subcontracting and the arbitration of disputes pursuant to Section 5. Utopia shall grant Markdowns and settle other Customer Liabilities of Ipanema in a commercially reasonable manner. In performing the Services hereunder Utopia shall be permitted to outsource or subcontract with qualified third parties, subject to Ipanema's consent, which shall not be unreasonably withheld, including with Atlas and ACI (parties with whom Ipanema has contracted for similar services in the past).

          2.     Collection of Receivables Proceeds; Fees and Payment.

          (a) All customers and other third parties making payment with respect to the Receivables have been and shall continue to be instructed to make payment solely to Ipanema's lock box account, account number 323-031-331 at Chase Manhattan Bank, NYC, ABA (Routing Number) 021000021 (the "Lock Box Account"). Except as provided in Section 2(b) below, neither Utopia nor any of its Representatives or any other party acting with their authority, shall have any right to receive or retain any payments from customers or other third parties with respect to the Receivables (collectively, the "Customer Payments") or with respect to any other Retained Assets. Utopia shall cause any Customer Payment received by any of such Persons to be remitted to the Lock Box Account within three (3) business days following their receipt thereof. No part of any Customer Payments received by any of such Persons may be reduced due to any counterclaim, setoff, adjustment or other right which Utopia or any other Person may have against Ipanema, SCOA or any other Person.

          (b) In consideration of the Services, Ipanema shall pay to Utopia 30% of each Customer Payment received hereunder. Such payment shall be made in accordance with Section 2(c) below.

          (c) Ipanema shall deliver to Utopia, on each Friday during the term of this Agreement for the week ending the previous Friday (each a "Payment Period"), beginning with the first Payment Period, a written report describing, for the applicable Payment Period: (x) the total Customer Payments remitted to the Lock Box Account; and (y) the amount of the payment owing to Utopia pursuant to Section 2(b). Each such report shall be in sufficient detail for the accuracy of the calculation of the resulting payment owing to Utopia pursuant to Section 2(b) to be verified. Simultaneously with each such report with respect to a Payment Period, Ipanema or SCOA, on Ipanema's behalf, shall make full payment to Utopia of the amount payable to Utopia pursuant to
Section 2(b) by wire transfer of immediately available funds to such U.S. bank account as Utopia may designate in writing from time to time.

          (d) On not less than three (3) business days' prior written notice to Ipanema, Utopia's independent auditor (who shall not be Ipanema's independent auditor) shall have full access to the books and records of

Ipanema pertaining to Customer Payments and shall have the right to make copies therefrom at Utopia's expense. Utopia's independent auditor shall have such access at all reasonable times and from time to time during normal business hours during the term of this Agreement and for a period of one year thereafter. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such audit, with interest accruing on such adjustment amount at a rate equal to 10% from the date as of which the payee originally had the right to receive the adjustment amount. All reports and payments not disputed as to correctness by Utopia within one year after receipt thereof shall thereafter conclusively be deemed correct for all purposes of this Agreement.

          3.     Personnel.

          (a) Utopia shall maintain such staff and facilities as may be reasonably necessary to perform the Services. Until October 31, 1999, Ipanema shall use commercially reasonable efforts to retain a skeleton staff of Ipanema employees identified in Annex A to assist Utopia in the performance of the Services, it being acknowledged by Utopia that Ipanema cannot guaranty that such personnel shall not leave its employ, nor shall Ipanema be under any obligation to replace any such personnel who leave its employ notwithstanding its commercially reasonable efforts to retain them through October 31, 1999.

          (b) Utopia shall permit SCOA and Ipanema and their respective employees and agents access during regular business hours (or otherwise upon reasonable prior notice) to individuals responsible for the Services and to any Computer Equipment purchased by Utopia pursuant to Section 2.1(d) of the Asset Purchase Agreement, and shall provide SCOA with such data and records as SCOA may reasonably request for the purposes of allowing SCOA to monitor the performance of the Services. Without limiting the generality of the foregoing, SCOA shall have the right to second at least one Representative (collectively, "Seconded Employees") at the facilities of Utopia where the Services are to be provided, in order to monitor and have full access to and participate in the Services (including, without limitation, the granting of Markdowns and settlement of other Customer Liabilities of Ipanema); provided that (i) SCOA shall be responsible for all amounts payable in relation to the Seconded Employees (including wages, salaries and other benefits, and social security or similar taxes); and (ii) all Seconded Employees, while at the facilities of Utopia, shall comply with all reasonable rules and regulations established by Utopia, and shall abide by appropriate confidentiality restrictions.

          (c) Utopia shall make available any of its employees whose assistance, testimony or presence is necessary to assist SCOA and/or Ipanema in evaluating or defending any claims, including the presence of such persons as witnesses in hearings or trials for such purpose; provided that SCOA shall reimburse Utopia or the employee, for any direct out-of-pocket costs in connection with such employee's assistance, testimony or presence, promptly following receipt of appropriate documentation of such out-of-pocket costs.

          (d) Each party shall designate a relationship manager to report and discuss issues with respect to the provision of Services under this
Agreement.  Utopia hereby designates    Joseph Wascura and SCOA hereby
designates Beth Donalds as their respective initial relationship managers.
The relationship managers shall meet to discuss the performance of the Services (including without limitation a detailed report of any and all Markdowns granted or being considered since the last meeting) as often as reasonably necessary to ensure the orderly provision of the Services, and in any event at least weekly, and shall have authority to address and remedy problems related to the provision of Services to the extent consistent with this Agreement. Each party shall designate successor relationship managers in the event that a designated individual is not available to perform such role hereunder.

          4. Term. This Agreement shall commence as of the date hereof and continue in effect thereafter until March 31, 2000, provided that Ipanema (or SCOA, as its successor) shall have diligently pursued its remedies under its credit insurance policies during the term hereof with respect to the Designated Receivables (as hereinafter defined), and, if as of March 31, 2000 Utopia shall not have been compensated hereunder with respect to the Designated Receivables, the parties shall enter into good faith discussions to amicably resolve such matter. For purposes hereof, "Designated Receivables" means Ipanema's accounts receivable from the following customers for the following accounts: (i) Filene's Basement for $20,706.84; (ii) Loehmann's for $64,629.00; and (iii) MTB for $1,579.87. The term of this Agreement may be reduced or extended by written agreement of the parties. Upon termination of this Agreement, or upon expiration of the term hereof: (i) Ipanema shall deliver to Utopia by wire transfer an amount equal to 30% of the outstanding balance of the Lock Box on the date of termination or expiry of this Agreement; and (ii) Utopia shall retain all books and records, or copies thereof, pertaining to the disposition of the Receivables used or generated in the course of the provision of Services hereunder. Thereafter Utopia shall have the right to dispose of such books and records, but will not do so unless it has given SCOA at least 90 days' prior notice of such disposition and the reasonable opportunity, to the extent practicable, to have such books and records copied or delivered to SCOA at SCOA's expense. If requested by SCOA, Utopia will afford SCOA reasonable access to such books and records during normal business hours at SCOA's expense and shall permit SCOA at its expense to copy or to take original copies of such books and records to the extent such books and records pertain solely to the disposition of the Receivables and to copy such books and records to the extent such books and records pertain to the disposition of the Receivables only in part.

          5. Dispute Resolution. In the event any dispute arises under this Agreement, the parties hereto agree to negotiate in good faith to resolve such dispute prior to seeking relief in a court of law in accordance with
Section 15. Either Utopia on one hand, or SCOA and/or Ipanema on the other hand, may at any time deliver a notice to the other that it (they) wishes to refer a dispute to senior executives of SCOA and Utopia, respectively. Following receipt of such notice, each of Utopia and SCOA shall designate one of its senior executives to negotiate in good faith to resolve such dispute within 5 days (or such longer period of time as such executives may agree upon). If at the end of such 5-day (or longer if properly extended) period the designated executives have not fully resolved the dispute to their mutual satisfaction, any party may thereafter seek relief in a court of law in accordance with Section 15, provided that any dispute arising from the granting or settlement of Markdowns or other Customer Liabilities of Ipanema shall be referred to binding arbitration before Arthur Samuels or, if he is unavailable, such other individual as the parties mutually agree upon, pursuant to procedures to be mutually determined by the parties; provided further that any such Markdowns or other Customer Liabilities not disputed by SCOA and/or Ipanema in writing within 10 business days following notice thereof from Utopia pursuant to Section 3(d) shall be deemed accepted by Ipanema and SCOA.

          6.     Confidentiality; Data.

          (a) The materials, data and/or information of Utopia that may be provided to SCOA and/or Ipanema concerning the business, operations or results of Utopia (including any such information learned during an audit), and Ipanema's materials, data and/or information provided to Utopia or generated in connection with the Services concerning the disposition of the Receivables, are proprietary trade secrets and confidential information ("Confidential Information") of Utopia and Ipanema, respectively, and no party shall possess any interest, title, lien or right in any Confidential Information of any
other.   Utopia on one hand, and SCOA and Ipanema on the other hand, agree not to (i) disclose the Confidential Information of the other to any third party or (ii) use the Confidential Information of the other except as necessary to perform its obligations under this Agreement, in either case without the express prior written consent of the other, and each party shall be responsible for any breaches of this Section 6 by its affiliates, directors, officers, employees, representatives (including financial advisors, attorneys and accountants) or agents (the "Representatives").

          (b) The term Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by any party receiving the Confidential Information ("Receiving Party") or its Representatives or (ii) is or becomes available to the Receiving Party on a nonconfidential basis from a source (other than the party providing, directly or indirectly, its Confidential Information ("Providing Party") or its Representatives) which, to the best of the Receiving Party's knowledge after due inquiry, is not prohibited from disclosing such information to it by a legal, contractual or fiduciary obligation to the Providing Party.

          (c) Upon the earliest to occur of expiration or termination of this Agreement or at such time as any Confidential Information ceases to be required by the Receiving Party to perform or receive Services hereunder, or at the request of a Providing Party, a Receiving Party shall promptly return, and cause to be returned, all or any requested portion of such Confidential Information and shall destroy, or cause to be destroyed, all copies (including electronic versions) of any compilations, analyses, studies or other documents prepared by the Receiving Party or its Representatives containing or reflecting any such Confidential Information.

          (d) Notwithstanding the other provisions of this Section 6, either party may disclose any Confidential Information of the other party to the minimum extent required by applicable law, regulation or legal process; provided that either party that is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any Confidential Information shall provide the Providing Party with prompt prior written notice of such request or requirement, and shall cooperate with the Providing Party to seek an appropriate protective order or other remedy, to take steps to resist or narrow the scope of such request or legal process.

          7. Good Faith. The parties hereto agree that all negotiations and consultations provided for in this Agreement shall be undertaken in good faith in order to achieve mutually agreeable understandings.

          8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by facsimile, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or to such other persons with respect to specific provisions hereof or at such other address for a party, in each case, as shall be specified in a notice given in accordance with this Section 8):

          If to SCOA and/or Ipanema:

               Sumitomo Corporation of America
               600 Third Avenue
               New York, New York  10116-2001
               Attention:  General Manager, Investment Division
               Telecopier:  (212) 207-0821

          with a copy to:

               Morgan, Lewis & Bockius LLP
               101 Park Avenue
               New York, New York  10178
               Attention:  Michael A. Doherty, Esq.
               Telecopier:  (212) 309-6273

          If to Utopia:

               Utopia Marketing, Inc.
               312 Clematis Street, Suite 500
               West Palm Beach, Florida 33401
               Attention: Joseph Wascura
               Telecopier: (561) 659-5271
          with a copy to:

               Holland & Knight LLP
               701 Brickell Avenue
               Miami, FL 33131
               Attention: Steven Sonberg, Esq.
               Telecopier: (305) 789-7799

          9.     Public Announcements.  Subject to the express terms of
Section 9.3 of the Asset Purchase Agreement, except as may be required by law or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the consent of to the other parties (such consent not to be unreasonably withheld). With respect to the public announcement concerning the transactions contemplated by this Agreement and the Asset Purchase Agreement, the parties shall cooperate as to the timing and contents of any such announcement.

          10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          11. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

          12. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred, by any party hereto, whether voluntarily or by operation of law, without the prior written consent of the other parties, provided that such consent shall not be required if: (i) the rights of Utopia hereunder are encumbered by and/or assigned to a financial institution which is providing financing to Utopia; or (ii) the right and obligations of Ipanema hereunder are assigned to SCOA. Any attempted assignment, delegation or other transfer without the prior written consent of the other parties, if required pursuant hereto, shall be void and of no legal force or effect.

          13. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          14. Relationship of the Parties. The parties hereto are independent contractors. This Agreement shall not be construed as constituting either Utopia on one hand, or SCOA and Ipanema on the other hand, as partners or joint venturers, or as creating any other form of legal association or arrangement which would impose liability on one for the act or omission of the other(s).

          15. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          16. Recovery of Litigation Expenses. In connection with any suit, action or proceeding between or among any parties hereto arising out of or related to this Agreement, the prevailing party or parties in such suit, action or proceeding shall be entitled to recover all of its and their costs and expenses in connection with such suit, action or proceeding, including, without limitation, all costs and expenses in investigating and prosecuting or defending such suit, action or proceeding, including, without limitation, reasonable fees and expenses of counsel, auditors and other consultants.

          17. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

          18.     Waiver.   Any term or condition of this Agreement may be
waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

          19. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          20. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          21. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          22.     Force Majeure.   Any failure or omission by a party in the
performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such party, including, but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection riot, invasion, strike or lockout; provided that such party shall resume the performance whenever such causes are removed. Notwithstanding the foregoing, if such party cannot perform any obligation under this Agreement for a period of 45 days due to such cause or causes, the parties shall in good faith negotiate an interim arrangement for the performance of services hereunder.

          23. Specific Performance. To the extent permitted by applicable law, the parties hereto agree that irreparable damage will occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided that each of the parties agrees to provide the others with written notice at least two (2) business days prior to filing any motion or other pleading seeking a temporary restraining order, a temporary or permanent injunction, specific performance, or any other equitable remedy and to give the others and their respective counsel a reasonable opportunity to attend and participate in any judicial or administrative hearing or other proceeding held to adjudicate or rule upon any such motion or pleading.

          24. Annexes. Any Annexes to this Agreement are deemed a part of this Agreement and are subject to all of the provisions herein.

          25. Authority. Each party hereto represents and warrants to the other parties hereto as follows: (i) it has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby; (ii) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action; (iii) this Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws from time to time in effect and affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written by their respective officers thereunto duly authorized.


                              UTOPIA MARKETING, INC.



                              By________________________________
                                Name:     Samuel L. Edelman
                                Title:     Chief Executive Officer


                              SUMITOMO CORPORATION OF AMERICA


                              By________________________________
                                Name:     Kotaro Nakata
                                Title:     Vice President


                              IPANEMA SHOE CORPORATION



                              By________________________________
                                Name:     Kotaro Nakata
                                Title:     Chief Executive Officer




          [Signature Page to Collection Services Agreement]

                                   ANNEX A

                              IPANEMA PERSONNEL

                          Remaining Ipanema Employees
                          (as of September 30, 1999)



    Name                      Title

Executive Staff

    Pat Flaminio              President and Chief Operating Officer

    Beth Donalds              Vice President of Finance

    Auriel Gonzalez           Vice President of MIS and Logistics


Support Staff

    Armita Arbolante          Supervisor, Accounts Payable

    Ava Stewart               Accountant

    Daniel J.Rodriguez        Samples

    Edelita DeGracia          Senior Corporate Accountant

    Gwendolyn Churney         Senior Customer Service Representative

    Imelda Felciano           Manager, Order Entry

    Maggie So                 EDI and Billing

    Maria Curto Acevedo       General Manager, Customer Service

    Shen W. Chen              Supervisor, EDI and Billing

    Steve Brady               Supervisor, Traffic and Inventory